Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:
Kristen Galfetti
kgalfetti@amagpharma.com
(617) 498-3362

AMAG PHARMACEUTICALS, INC.  REPORTS FINANCIAL RESULTS

FOR THE QUARTER ENDED MARCH 31, 2008

CAMBRIDGE, MA (April 25, 2008) — AMAG Pharmaceuticals, Inc. (NASDAQ:AMAG), a biopharmaceutical company that utilizes its proprietary nanoparticle technology for the development and commercialization of therapeutic iron compounds to treat anemia and novel imaging agents to aid in the diagnosis of cancer and cardiovascular disease, today reported unaudited consolidated financial results for the quarter ended March 31, 2008.

As of March 31, 2008, the Company’s cash, cash equivalents and investments totaled $275.9 million. Revenues for the quarter ended March 31, 2008 were $0.6 million as compared to revenues of $0.9 million for the same period in 2007.

Total operating costs and expenses for the quarter ended March 31, 2008 were $13.3 million as compared to $9.1 million for the same period in 2007, an increase of $4.2 million.  The increase in operating costs and expenses was primarily due to increased selling, general and administrative expenses, as the Company prepares for the expected U.S. launch of ferumoxytol in the first quarter of 2009.

The Company reported a net loss of $9.3 million, or $0.55 per basic and diluted share, for the quarter ended March 31, 2008, as compared to a net loss of $10.2 million, or $0.72 per basic and diluted share, for the same period in 2007.

“During the past quarter, we presented additional positive results from our ferumoxytol pivotal studies at the National Kidney Foundation Spring Clinical Meetings.  These results add to the body of positive data derived from our four Phase III studies.  Over 1,700 patients and healthy volunteers have been treated with ferumoxytol in eleven clinical studies,” commented Brian J.G. Pereira, President and Chief Executive Officer of AMAG Pharmaceuticals, Inc.

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125 CambridgePark Drive, Cambridge, MA 02140

(617) 498-3300

“Our New Drug Application for ferumoxytol is currently under review with the U.S. Food and Drug Administration for the treatment of iron deficiency anemia (IDA) in chronic kidney disease patients.  Later this year, we expect to initiate additional Phase III clinical programs for ferumoxytol, which would include programs to treat patients with IDA resulting from abnormal uterine bleeding and patients with IDA resulting from multiple causes, including cancer,” concluded Dr. Pereira.

Corporate Highlights

Recent activities and achievements include:

•                  The Company presented positive results in two poster presentations at the National Kidney Foundation Spring Clinical Meetings held in Dallas, Texas.   The first poster, “Evaluation of Ferumoxytol Safety and Efficacy in all Stages of Chronic Kidney Disease” presented pooled results from the Company’s three Phase III efficacy and safety studies. When these results were stratified by stage of chronic kidney disease, ferumoxytol treatment produced approximately a 1 g/dL increase in hemoglobin from baseline to Day 35 in each stage.

The second poster, “Evaluation of the Safety of Ferumoxytol IV Iron Therapy in Peritoneal Dialysis Patients,” presented results from the Company’s Phase III, randomized, double-blind, placebo-controlled, crossover safety study.  Overall adverse event rates for patients on peritoneal dialysis were lower following ferumoxytol administration (12.5%) versus following placebo administration (20.5%), and drug-related adverse event rates were similar following ferumoxytol administration (5.0%) and placebo administration (7.7%).

•                  In February, the Company announced the appointment of Joseph V. Bonventre, M.D., Ph.D. to the Company’s Board of Directors. Dr. Bonventre is the Director of the Renal Division of the Brigham and Women’s Hospital and holds appointments as the Robert H. Ebert Professor of Medicine at Harvard Medical School and Professor of Health Sciences and Technology at Massachusetts Institute of Technology.

•                  In late February, the Company held a New Drug Application (NDA) Orientation presentation with the U.S. Food and Drug Administration (FDA). Orientation presentations are a relatively new process and provide companies with an opportunity to meet with the FDA and highlight key aspects of their NDA filing.

Upcoming Analyst and Investor Meeting

The Company will be hosting an Analyst and Investor meeting on June 6, 2008 in New York City.  This event will be accessible to the public via webcast.  Information regarding the webcast will be posted on the Company’s website one week prior to the start of the meeting.

Conference Call and Webcast Access

AMAG Pharmaceuticals, Inc. will host a webcast and conference call today at 8:00 a.m. ET to discuss the Company’s financial results, business highlights and its development programs.  To access the conference call via telephone, please dial (877) 412-6083 from the United States or (706) 902-1303 for international access.  A telephone replay will be available from approximately 11:00 a.m. ET on April 25, 2008 through midnight April 29, 2008.  To access a replay of the conference call, dial (800) 642-1687 from the United States or (706) 645-9291 for international access.  The passcode for the live call and the replay is 43018810.

An audio webcast of the call will be available through the Investors section of the Company’s website at www.amagpharma.com.  The webcast replay will be available from approximately 11:00 a.m. ET on April 25, 2008, through midnight May 25, 2008.

About AMAG Pharmaceuticals, Inc.
AMAG Pharmaceuticals, Inc. is a biopharmaceutical company that utilizes its proprietary nanoparticle technology for the development and commercialization of therapeutic iron compounds to treat anemia and novel imaging agents to aid in the diagnosis of cancer and cardiovascular disease.

Ferumoxytol, the Company’s key product candidate, is being developed for use as an intravenous iron replacement therapeutic for the treatment of iron deficiency anemia in chronic kidney disease patients.  The Company has released data on all four planned Phase III clinical trials of ferumoxytol as an intravenous iron replacement therapeutic in chronic kidney disease patients.  The Company submitted a New Drug Application for marketing approval of ferumoxytol with the U.S. Food and Drug Administration (FDA) in December 2007, which was accepted for filing by the FDA in February 2008.

Forward Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained in this press release that do not describe historical facts, including but not limited to statements regarding the expected U.S. launch of ferumoxytol in the first quarter of 2009 and our expectation to initiate additional Phase III clinical programs for ferumoxytol later this year, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include the following: (1) the possibility that we may not be able to obtain the necessary regulatory approvals in order to market and sell ferumoxytol, or we may not obtain such approvals in a timely manner due to deficiencies in the design or oversight by us of these trials, the failure of our trials to demonstrate that ferumoxytol is safe and efficacious, or any other factor causing an increase in expenses, a delay and/or a negative effect on the results of the clinical studies or the prospects of regulatory approval for ferumoxytol; (2) the fact that we have limited sales and marketing expertise; (3) uncertainties regarding our ability to successfully compete in the intravenous iron replacement therapy market; (4) uncertainties regarding our ability to obtain favorable coverage, pricing and reimbursement for ferumoxytol, if approved; (5) uncertainties regarding our ability to manufacture sufficient quantities of ferumoxytol to meet demand, if approved; (6) uncertainties relating to our patents and proprietary rights; and (7) other risks identified in our Securities and Exchange Commission filings.

We caution readers not to place undue reliance on any forward-looking statements which speak only as of the date they are made.  We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

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AMAG Pharmaceuticals, Inc.

(unaudited, amounts in thousands, except for per share data)

                Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
	2008	2007

Revenues:	$612	$913

Costs and expenses (1):
Cost of product sales	44	157
Research and development	4,823	6,141
Selling, general and administrative	8,385	2,791
Total costs and expenses	13,252	9,089

Operating Loss	(12,640)	(8,176)

Interest income	3,339	1,973
Litigation settlement	—	(4,000)

Net loss	$(9,301)	$(10,203)

Loss per share - basic and diluted:	$(0.55)	$(0.72)

Weighted average shares outstanding used to compute loss per share:
Basic and diluted	16,970	14,160

(1) Stock-based compensation expenses included in costs and expenses amounted to approximately:
Research and development	$709	$407
Selling, general and administrative	1,985	1,127

                                Condensed Consolidated Balance Sheets

	3/31/2008	12/31/2007

Cash, cash equivalents and short-term investments	$209,564	$286,807
Long-term investments	$66,364	$—
Working capital	$206,689	$282,196
Total assets	$284,779	$294,851
Total stockholders' equity	$277,292	$285,954

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